Exhibit 99.1

General Moly Progresses toward Mt. Hope Water Permit and

Makes Positive Impact on Local Community

LAKEWOOD, COLORADO, October 15, 2018— General Moly, Inc. (the “Company”) (NYSE American and TSX: GMO), the only western exchange listed, pure-play molybdenum mineral development company, reports details of its settlement agreement with Eureka County and the Diamond Natural Resources Protections & Conservation Association (“DNR”) in Nevada, which will make a positive impact to the local community.

As announced in the Company’s September 13, 2018 news release, all protest issues raised by Eureka County and the DNR concerning the Mt. Hope water rights applications were resolved through a Stipulation, Settlement Agreement and Withdrawal of Protest (“Settlement”) approved on the second day of the 10-day public hearing before the Nevada State Engineer.

After Eureka County and DNR were excused, the hearing continued with evidence addressing concerns raised by another protestant representing a Kobeh Valley ranching family and cattle company that refused to participate in the Settlement. At the public hearing, the Company presented expert testimony in support of its augmentation and monitoring plan to the Nevada State Engineer, which will protect senior water rights in the Kobeh Valley basin when the Company commences construction and operation of its proposed molybdenum project near the town of Eureka, Nevada.

The hearing concluded on September 21, 2018.  The Company anticipates a decision granting its water applications and issuance of water permits from the Nevada State Engineer in early 2019.

Bruce D. Hansen, Chief Executive Officer of General Moly said, “General Moly and our 80%-owned Eureka Moly joint venture are extremely pleased to have worked cooperatively with Eureka County and the DNR to move forward to build a long-term positive relationship. This Settlement represents an important step forward towards the eventual development and operation of the Mt. Hope molybdenum mine while allowing us to support the Eureka County agricultural community by enhancing the sustainability of the groundwater resources used by Diamond Valley farmers.”

Key Terms of Settlement

Under the terms of the Settlement, the Company agreed to convey all related water rights for Mt. Hope molybdenum project at the future cessation of all mining activity to assist Eureka County and the DNR’s efforts to mitigate the pre-existing effects of agricultural groundwater pumping in Diamond Valley. Furthermore, upon construction of certain power infrastructure and grants of right of way by the Company at the Mt. Hope Project, the Company will work cooperatively with Eureka County to allow use of and access to such infrastructure to lessen the pre-existing effects of Diamond Valley groundwater pumping. Eureka County and the Company also agreed to work cooperatively to seek opportunities to improve and implement groundwater monitoring efforts.

In addition, the Company withdrew its protests to Eureka County’s pending applications with the Nevada State Engineer to appropriate water from the Kobeh Valley basin, and at the request of DNR, the Company also agreed to publicly support the proposed Diamond Valley Ground Water Management Plan currently pending before the Nevada State Engineer.

Upon receipt of the water permits, Eureka Moly, LLC (“Eureka Moly”), the Mt. Hope Project joint venture owned 80% by General Moly and 20% by POS-Minerals Corporation, agreed to increase its financial contributions to the existing Sustainability Trust Agreement with the Eureka Producers’ Cooperative (“EPC”) in Diamond Valley. Eureka Moly paid

$50,000 to EPC upon execution of the Settlement, and will make a second payment of $50,000 after receipt of the water permits.

Additional contributions of $750,000 each will be made after the commencement of molybdenum production at the Mt. Hope Project and on the one year anniversary of production, for a total contribution obligation to the Sustainability Trust of $5.6 million, an increase of $1.6 million related to the terms of the Settlement. The existing contingent $4.0 million has been accrued under mining properties, land, and water rights in General Moly’s financial statements.

In a letter to Eureka Moly, William H. Norton, President of the EPC, stated, “We thank (Eureka Moly) for increasing the funding to the (Sustainability) Trust. We are certain much good can be accomplished with this funding to enhance the sustainability and well-being of the agricultural economy in the Diamond Valley.”

The Sustainability Trust is tasked with developing and implementing programs that will serve to slow groundwater drawdown and thereby improve the sustainability of the agricultural economy in the Diamond Valley Hydrographic Basin.

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About General Moly

General Moly is a U.S.-based, molybdenum mineral exploration and development company listed on the NYSE American, recently known as the NYSE MKT and former American Stock Exchange, and the Toronto Stock Exchange under the symbol GMO. The Company’s primary asset, an 80% interest in the Mt. Hope Project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with the Company’s wholly-owned Liberty Project, a molybdenum and copper property also located in central Nevada, General Moly’s goal is to become the largest primary molybdenum producer in the world.

Molybdenum is a metallic element used primarily as an alloy agent in steel manufacturing.  When added to steel, molybdenum enhances steel strength, resistance to corrosion and extreme temperature performance. In the chemical and petrochemical industries, molybdenum is used in catalysts, especially for cleaner burning fuels by removing sulfur from liquid fuels, and in corrosion inhibitors, high performance lubricants, and polymers.

Contact:

Scott Roswell

(303) 928-8591

info@generalmoly.com

Website: www.generalmoly.com

Forward Looking Statement

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections.  Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company.  These risks and uncertainties include, but are not limited to metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to obtain a re-grant of its water permits and Record of Decision, ability to maintain required federal and state permits to continue construction, and commence production of molybdenum, copper, silver, lead or zinc, ability to identify any economic mineral reserves of copper, silver, lead or zinc; ability of the Company to obtain approval of its joint venture partner at the Mt. Hope Project in order to mine for copper, silver, lead or zinc, ability to raise required project financing or funding to pursue an exploration program related to potential copper, silver lead or zinc deposits at

Mt. Hope, ability to respond to adverse governmental regulation and judicial outcomes, and ability to maintain and /or adjust estimates related to cost of production, capital, operating and exploration expenditures.  For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC.  The Company undertakes no obligation to update forward-looking statements.